Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333‑215984 and No. 333‑219846) on Form S‑8 and (No. 333‑240294) on Form S‑3 of our reports dated February 24, 2023, with respect to the consolidated financial statements of Ichor Holdings, Ltd. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Portland, Oregon

February 24, 2023